ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of the 10th day of June, 2009.

BETWEEN:

Dejour Energy (Alberta) Ltd., registered to carry on business in the Province of Alberta and having an office at Suite 690, 400 5th Avenue SW in the City of Calgary, T2P 0L6, in the Province of Alberta (hereinafter referred to as the "Transferor")

- and -

John James Robinson, an individual, residing at 1698 – 64th Avenue West, V6P 2P1, in the City of Vancouver, in the Province of British Columbia (hereinafter referred to as the "Transferee")

1. DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a) "Areas" means those areas in the Provinces of British Columbia as described to in the Land Schedule.

(b) "Assets" means the Petroleum and Natural Gas Rights, the Miscellaneous Interests and the Tangibles;

(c) "Closing Date" means the 10th day of June, 2009 at 2:00 pm Mountain Standard time.

(d) "Effective Date" means the hour of 8:00 a.m., Calgary time, on the 1st day of June, 2009;

(e) "Facilities" has the same meaning as under the Property Transfer Procedure and includes those facilities described in Schedule "C" hereto and forming a part of this Agreement.

(f) "Joint Operating Agreement" means the document attached as Schedule "D" hereto and forming a part of this Agreement.

(g) "Land Schedule" means that document attached as Schedule "A" hereto and forming a part of this Agreement and which describes, without limitation, the Lands, the Leases and the Petroleum and Natural Gas Rights being disposed of and the Permitted Encumbrances.

(h) "Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

(i) "Property Transfer Procedure" means the 2000 CAPL Property Transfer Procedure with the elections and amendments referred to in Schedule "B" hereto and forming a part of this Agreement.

(j) "this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Petroleum, Natural Gas and General Rights Conveyance; and

(k) "Wells" means the Transferor's entire interest in all producing, shut-in, water source, observation, disposal, injection, capped, abandoned, suspended and similar wells located in any of the Areas or on the Lands or lands pooled or unitized therewith, or directly relating to the operation of the Lands, and includes the associated wellbores and casing, including but in no way limited to those wells set forth in the Land Schedule.

Any capitalised terms and phrases used, but not defined, in this Agreement shall have the same meaning given to them in the Property Transfer Procedure.

2. INTERPRETATION

(a) The expressions "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

(b) The division of this Agreement into sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

(c) When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

(d) Each of Schedules "A", "B", C", "D" and "E" is appended to this Agreement and is incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of Schedules "A", "B", "C", "D" or "E" conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

(e) All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

3. PROPERTY TRANSFER PROCEDURE

The Parties agree that, unless otherwise provided for under the terms of this Agreement, the transaction contemplated by this Agreement and as described in section 4 below shall be conducted in accordance with the Property Transfer Procedure.

4. PURCHASE AND SALE

Subject to the terms and conditions hereof, Transferor, hereby agrees to sell, assign, transfer, convey and set to Transferee, and Transferee hereby purchases from Transferor, an undivided three percent (3%) of the Transferor's undivided right, title, estate and interest (whether absolute or contingent, legal or beneficial) in and to the Assets, as further described in the Land Schedule and subject to only those encumbrances described as Permitted Encumbrances in the Land Schedule.

5. FORM OF PAYMENT

All payments to be made pursuant to this Agreement, and all amounts referred to in this Agreement shall be in Canadian funds. All payments to be made pursuant to this Agreement shall be made by certified cheque or wire transfer, provided that, Transferee's payment of the purchase price described immediately below shall be by wire transfer in accordance with the following:

Alberta Treasury Branch
Calgary Main Branch
239-8 Avenue SW
Calgary, Alberta T2P 1B9
Transit Number 07609-219
Account Number 1318349

6. PURCHASE PRICE AND FEE

The aggregate consideration to be paid by Transferee to Transferor for Transferor's interest in and to the Assets shall be five hundred and forty thousand dollars ($540,000.00), subject to adjustment in accordance with (i) the Property Transfer Procedure (the "Adjusted Purchase Price"); and (ii) the Goods and Services Tax payable in respect of the Assets, if any, as described in the Property Transfer Procedure.

7. DEPOSIT

Transferor acknowledges the receipt of fifty-four thousand dollars ($54,000.00) from Transferee, representing a non-refundable deposit subject to the terms of the Property Transfer Procedure, which has been paid into the Transferor's bank account at the Canadian Imperial Bank of Commerce in Vancouver, British Columbia and which will be credited against the Adjusted Purchase Price at Closing. Notwithstanding anything to the contrary contained within the Head Agreement and the Property Transfer Procedure, should the Transferee fail to close on the Closing Date, the deposit described above will be forfeited to Transferor by reason of the fact that the Transferor was willing and able to close the transaction contemplated by this Agreement on the Closing Date but Transferee, was not willing and able to close the transaction on the Closing Date.

8. ALLOCATION OF PURCHASE PRICE

The Parties shall allocate the Purchase Price as follows:

Petroleum and Natural Gas Rights	$275,999.00
Tangibles – Processing Plant & Equipment	$195,000.00

Tangibles – Others	$ 69,000.00
Miscellaneous Interests	$1.00
Total	$540,000.00

9. BANK APPROVAL

Closing of the transaction contemplated by this Agreement and as described in section 4 above shall be conditional on the approval of such transaction by the Transferor's bank, Alberta Treasury Branch, and neither Party shall be required to proceed with Closing of this transaction absent such approval. Transferor shall provide a letter or other reasonable written evidence of such approval at Closing to Transferee.

10. TRUST AGREEMENT

At Closing, Transferor and Transferee (or any successors thereto) shall execute a Trust Agreement substantially in the form attached as Schedule "E" hereto and forming a part of this Agreement and neither Party shall be required to proceed with Closing of this transaction absent such execution.

11. JOINT OPERATING AGREEMENT

After Closing, the Parties (or any successors thereto) shall enter into and execute a Joint Operating Agreement substantially in the form attached as Schedule "D" hereto.

12. OPERATING ADJUSTMENTS

(a) Subject to all other provisions of this Agreement, all benefits and obligations of any kind and nature relating to the operation of the Assets conveyed pursuant to this Agreement, including without limitation maintenance, operating, construction and capital costs and other burdens, excluding income tax, whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Effective Date in accordance with generally accepted accounting principles.

(b) Transferor shall with Transferee's assistance provide to Transferee within a reasonable time prior to the Closing Time a written statement of all such adjustments to be made at Closing and in any event no shorter than 5 days. Adjustments not settled or incorrectly settled prior to or at Closing shall be settled by payment to or by Transferor and Transferee, as the case may be, as soon as practicable after Closing. The intention of the Parties is that final adjustment shall occur within 120 days following the Closing Date. Any payments required to be made by one Party to the other as a result of such final adjustment shall be made within three (3) Business Days of receipt of a request for the same. No adjustments shall be made after 1 year from the Closing Date unless written notice of the requested adjustment, with reasonable particulars, is given within 1 year from the Closing Date. Notwithstanding any provisions of this clause to the contrary, adjustments arising as a consequence of joint venture or third party audits, plant equalizations, and facility operating agreement 13 month adjustments relating to the Assets are not subject to the 1 year limit.

(c) The collection of overpayments or the payments of underpayments, as the case may be, arising as a consequence of joint venture and third party audits, plant equalizations, and facility operating agreement 13 month adjustments relating to the Assets that:

(i) pertain to the period prior to the Closing Date and for which audit queries are outstanding at the Closing Date; or

(ii) that occur within two (2) years after the Closing Date;

shall be the initial responsibility of Transferee. However, within thirty (30) days of such collection or payment of such amounts, Transferee shall prepare a written statement of all such adjustments and deliver such statement to Transferor. Within three (3) Business Days of receipt of such statement, such adjustments shall be settled by payment to or by Transferor and Transferee, as the case may be.

(d) Any amount due and owing to a Party by the other Party hereunder after Closing and remain unpaid shall bear interest, compounded and computed monthly at the rate of two (2%) percent above then current prime lending rate of the Royal Bank of Canada in Calgary, Alberta, from the day that amount was due to paid until the day it is paid, regardless of whether the Party has given the other Party prior notice of the accrual of interest hereunder;

13. FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

14. SUBROGATION

The assignment and conveyance effected by this Agreement is made with full right of substitution and subrogation of Transferee in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

15. ASSIGNMENT

Prior to Closing, neither Party may assign its interest in or under this Agreement or to the Assets without the prior written consent of the other Party, except as may be required by the Vendor to comply with its obligations respecting any preferential rights, as provided in Article 7.00. Notwithstanding the above, the Purchaser shall be entitled to assign its interest under this Agreement to an affiliate of the Purchaser at any time prior to Closing provided, however, nothing shall relieve the Purchaser of any of its obligations to the Vendor herein.

16. COUNTERPART EXECUTION

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

17. ENTIRE AGREEMENT

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date first above written.

DEJOUR ENERGY (ALBERTA) LTD.	**JOHN JAMES ROBINSON**
Per: ______________________	Per: ______________________

SCHEDULE "A"

Attached to and made part of an Asset Purchase and Sale Agreement dated June 10, 2009 between Dejour Energy (Alberta) Ltd. and John James Robinson

Area (BC)	BC Crown Lease	Legal Description of Lands	Current Parties and Working Interests	Transferee's Acquired Working Interest	Permitted Encumbrances	Existing Wells
Drake	52769	NTS 094-H-01 Blk L Units 14, 15, 24, 25	Dejour Energy (Alberta) Ltd.: 100% BPO, 60% APO Dav-Jor Contracting Ltd.: 0% BPO, 32% APO Paradise Energy Corporation: 0% BPO, 8% APO * no payout as of Effective Date	BPO: 3% of Dejour 100% (net 3%) APO: 3% of Dejour 60% (net 1.8%)	BC Crown Sliding Scale Royalty; Convertible GORR of 1/23.8365 (5-15%) on oil and 15% on other substances (calculated on 100% of production) payable to Dav-Jor Contracting Ltd. (80%) and Paradise Energy Corporation (20%)	a-14-L-94-H-1 d-24-L-94-H-1
Drake	52770	NTS 094-H-01 Blk L Units 16, 17, 26, 27	Dejour Energy (Alberta) Ltd.: 92% Paradise Energy Corporation: 8%	3% of Dejour 92% (net 2.76%)	BC Crown Sliding Scale Royalty; Non-convertible GORR of 1/23.8365 (5-15.625%) on oil and 15.5625% on other substances (calculated on 32% of production) payable to Dav-Jor Contracting Ltd.	a-16-L-94-H-1 1-26-L-94-H-1
Woodrush	59627	NTS 094-H-01 Blk E Units 78, 79, 88, 89	Dejour Energy (Alberta) Ltd.: 100%	3% of Dejour 100% (net 3%)	BC Crown Sliding Scale Royalty	none

Woodrush	59628	NTS 094-H-01 Blk E Units 80, 90; NTS 094-H-02 Blk H Units 71, 81	Dejour Energy (Alberta) Ltd.: 100%	3% of Dejour 100% (net 3%)	BC Crown Sliding Scale Royalty	a-80-E-94-H-1
Woodrush, BC	59629	NTS 094-H-01 Blk E Unit 100; NTS 094-H-01 Blk L Unit 10; NTS 094-H-02 Blk H Unit 91; NTS 094-H-02 Blk I Unit 1	Dejour Energy (Alberta) Ltd.: 100%	3% of Dejour 100% (net 3%)	BC Crown Sliding Scale Royalty	d-91-H-94-H-2

SCHEDULE "B"

Attached to and made part of an Asset Purchase and Sale Agreement dated June 10, 2009 between Dejour Energy (Alberta) Ltd. and John James Robinson

PROPERTY TRANSFER PROCEDURE ELECTIONS AND AMENDMENTS

1. GST (Subclause 2.03a): (i) GST election: Alternate 1

   (ii) GST business #: Dejour: 86032 7162rt001

2. Interest Accrual (Clause 2.04): neither Alternate 1 nor 2 apply

3. Place of Closing (Clause 3.01): Office of: Transferor

4. Access to Transferee's Files (Subclause 3.04b): 24 months

5. Distribution of Specific Conveyances (clause 3.05): Alternate 2.

6. Final Statement of Adjustments (Paragraph 4.02a(b)): 120 day period.

7. Treatment of Income During Interim Period (Clause 4.03): Alternate 2.
   Income Tax Adjustment if Alternate 1 Applies: ___%
   Exception to 4.03A if Alt. 1 applies (Subclause 4.03b): will ☐ / will not ☒ apply.

8. Transferor's Representations and Warranties (Clause 6.02). Those representations and warranties in that Clause that apply are indicated by a "Y" below.

Y	(a)	Residency for Tax Purposes	Y	(m)	Abandonment of Wells
Y	(b)	Lawsuits and Claims	Y	(n)	Condition of Tangibles
Y	(c)	No Default Notices	Y	(o)	Well/Tangibles Lic. Transfers
Y	(d)	Compliance with Leases	Y	(p)	Reg. production Penalties
Y	(e)	Payment of Royalties	Y	(q)	Reg. Production Allowables
Y	(f)	Encumbrances	Y	(r)	Area of Mutual Interest
Y	(g)	No Reduction	Y	(s)	No Offset Obligations
Y	(h)	Sale Agreements	Y	(t)	Commitment to Deliver
Y	(i)	Provision of Documents	Y	(u)	ARTC
Y	(j)	Authorized Expenditures	Y	(v)	Quiet Enjoyment
Y	(k)	Environmental Matters	-	(w)	Additional Representations
Y	(l)	Condition of Wells			

9. Survival of Representations and Warranties (Clause 6.04): 12 months.

10. Option to Terminate re: ROFR Exercises (Subclause 7.01D): will ☐/ will not ☒ apply.

11. Delivery of Title Defects Notice (Subclause 8.02A): 4 Business Days.

12. Title Defects Mechanism (Subclause 8.02b) Alternate: 1

If Alternate 2 applies: (i) $ value Threshold (Subclause 8.02B): $__________

(ii) Transferor's termination threshold (Paragraph 8.02B(c)): _____%

(iii) Transferee's termination threshold (Paragraph 8.02B(d)): _____%.

13. Responsibility of Transferor (Clause 13.01): (i): Subclause 13.01A: Alternate 2

(ii) Subclause 13.01B: 12 months

14. Limit on Transferor's Responsibility (Clause 13.03A): will ☒ / will not ☐ apply

Exhibit "A"

Attached to and forming part of that Property Transfer Procedure attached to a Purchase and Sale Agreement dated June 10, 2009, between Dejour Energy (Alberta) Ltd. and John James Robinson

GENERAL CONVEYANCE

THIS GENERAL CONVEYANCE made this ____day of ________, 2009.

BETWEEN:

Dejour Energy (Alberta) Ltd., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Vendor")

- and -

John James Robinson, an individual, residing in the City of Vancouver, in the Province of British Columbia (hereinafter referred to as the "Purchaser")

WHEREAS the Vendor for the consideration provided for in the Agreement, the receipt and sufficiency of which is hereby acknowledged by the Vendor, has agreed to sell and convey its entire right, title, estate and interest in and to the Assets to the Purchaser and the Purchaser has agreed to purchase and accept the Vendor's entire right, title, estate and interest in and to the Assets; and

WHEREAS all of the conditions precedent contained in the Agreement, to the obligations of the parties hereto to close the Agreement, have been fulfilled or waived in compliance with the Agreement.

NOW THEREFORE for the consideration provided for in the Agreement and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Definitions

In this Conveyance, including the recitals, "Agreement" means the Purchase and Sale Agreement dated June 10, 2009, and made between the Vendor and the Purchaser. In addition, the definitions provided for in the Agreement are hereby incorporated by this reference, as if fully set forth in this Conveyance.

2. Conveyance

The Vendor hereby sells, assigns, transfers and conveys its entire right, title, estate and interest in and to the Assets to the Purchaser, and the Purchaser hereby purchases and accepts such interests from the Vendor, TO HAVE AND TO HOLD the same, together with all benefits and advantages to be derived therefrom, absolutely, subject to the terms of the Agreement, the Permitted Encumbrances and compliance with the terms of the Leases.

3. Effective Time

This conveyance is effective as of the Effective Date.

4. Subordinate Document

This General Conveyance is executed and delivered by the Parties pursuant to the Agreement for the purposes of the provisions of the Agreement, and the terms hereof shall be read in conjunction with the terms of the Agreement. The Agreement shall prevail if there is a conflict between the provisions of the Agreement and this General Conveyance.

5. Enurement

This General Conveyance enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

6. Further Assurances

Each Party shall, after the date of this General Conveyance, at the request of the other Party and without further consideration, do all further acts and execute and deliver all further documents which are reasonably required to perform and carry out the terms of this General Conveyance.

7. Conditions

The Parties acknowledge and agree that all conditions required by the Agreement to be satisfied at or prior to the Closing Date have been satisfied, or if not satisfied waived by the Vendor or the Purchaser as the case may be.

8. Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by the Vendor and the Purchaser together, and such counterparts together shall constitute one and the same instrument. A facsimile copy of an executed counterpart signature page, when so executed and delivered, shall be deemed an originally executed counterpart for the purposes of executing this Agreement.

IN WITNESS WHEREOF the Parties have caused this agreement to be executed by their proper officers in that behalf, in accordance with their respective requirements, as of the date first above written.

Dejour Energy (Alberta) Ltd.	**John James Robinson**
Per:	Per:

SCHEDULE "C"

Attached to and made part of an Asset Purchase and Sale Agreement dated June 10, 2009 between Dejour Energy (Alberta) Ltd. and John James Robinson

Woodrush Facility Major Equipment

d-91-H/94-h-2

V-120 36" inlet gas separator
V-110 48" inlet oil separator
V-130 20" fuel gas separator
T-501 Glycol dehydrator skid
V-900 H.P. flare knock out drum
V-901 L.P. flare knock out drum
U-904 H.P. flare stack
U-905 L.P. flare stack
TK-801 1X400 bbl insulated water storage tank
Vapour recovery unit
K-901 instrument air compressor building
Office and MCC building
Storage bin

SCHEDULE "D"

Attached to and made part of an Asset Purchase and Sale Agreement dated June 10, 2009 between Dejour Energy (Alberta) Ltd. and John James Robinson

JOINT OPERATING AGREEMENT

(Woodrush & Drake Areas, British Columbia)

THIS AGREEMENT made as of the 10th day of June, 2009.

AMONG:

DEJOUR ENERGY (ALBERTA) LTD., a body corporate, having a place of business in the City of Calgary, in the Province of Alberta (hereinafter referred to as "**DEAL**")

- and -

JOHN JAMES ROBINSON, an individual, residing in the City of Vancouver, in the Province of British Columbia, (hereinafter referred to as "Robinson")

WHEREAS DEAL and Robinson are the owners of, or entitled to become the owners of certain Petroleum and Natural Gas Leases (hereinafter called the "Leases"), covering certain lands (hereinafter called the "Lands") in the Province of British Columbia, all as more particularly described in Schedule "A" attached hereto and made a part hereof;

AND WHEREAS the parties hereto wish to provide for the maintenance, exploration, operation and development of the Lands on the terms and conditions contained in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

1. DEFINITIONS

In this Agreement, including the recitals and this Clause, unless the context otherwise requires, the terms and expressions used herein shall have the meanings ascribed to them by Clause 101 of the Operating Procedure, and the following terms and expressions shall have the following meanings, namely:

(a) **"Lands"** means the lands described in Schedule "A" attached hereto and so much thereof as from time to time remain subject to this Agreement;

(b) **"Leases"** means the Leases as more particularly described in Schedule "A" attached hereto;

(c) **"Operating Procedure"** means collectively the 1990 CAPL Operating Procedure and the 1996 PASC Accounting Procedure (Revised February 1991), are incorporated herein by reference, as fully as if they were attached in their entirety and are to be applied along with the election and amendment sheet attached as Schedule "B". However, all specific references to an Article, clause or subclause "of the Operating Procedure" is understood to be a reference to the pertinent Article, clause or subclause in the 1990 CAPL Operating Procedure unless otherwise stated.

(d) **"party" or "parties"** means any person, firm or corporation which is bound by the terms of this Agreement.

2. OPERATOR

DEAL is hereby appointed the initial Operator under the Operating Procedure to conduct operations on the Lands for the parties in accordance to their working interests and DEAL hereby accepts such appointment.

3. OPERATING PROCEDURE

The Operating Procedure shall be deemed to have come into effect with respect to the said Leases and the Lands without any further execution by the parties and shall thenceforth govern the relationship of the parties in accordance with their respective working interest with respect to all operations conducted in connection with the exploration, development, operation and maintenance of the Lands for the production of petroleum substances. Except as otherwise provided in this Agreement, the parties shall bear all costs, risks and expenses paid or incurred under this Agreement and shall own the said Leases and the Lands, in accordance with the following "working interests":

As set out in Schedule "A" attached hereto

Notwithstanding Article 9 & 10 of the Operating Procedure, Joint-Operator known as Robinson shall be required to pay its proportionate share of all costs associated with the first four wells drilled under this Operating Procedure. Operator shall provide Authority for Expenditures for all operations for the aforesaid wells, all the way through to and including tie-in. Joint-Operator known as Robinson shall remit to the Operator, payment in full, prior to estimated start date provided in each Notice of Independent Operation by direct deposit to Operator's bank. Failure to make payment in full, for all of the first four wells under these terms, shall constitute forfeiture by Joint-Operator known as Robinson, of all its interest in the Lands, Leases and Wells as outlined in Schedule A, and any wells drilled under this Agreement. To clarify, Joint-Operator known as Robinson, will forfeit any interest acquired pursuant to the Asset Purchase and Sale Agreement dated June 10, 2009 and any further interest in lands or wells earned pursuant to this Agreement if all monies owed and payable in relation to the first four wells drilled under this Operating Procedure are not paid pursuant to the terms hereof. If, by, and no later than sixty days (60) of rig release of any of the first four wells proposed and drilled by the Operator under this Agreement, payment in full has not been received by Operator, then effective the sixty first day the parties agree, ownership of all lands, leases and wells, will transfer back to DEAL. Should Joint-Operator known as Robinson participate in all four wells, any of its

monies not used in each or any of the four wells and associated operations, shall be returned to the Joint-Operator known as Robinson.

With regard to the first four wells and associated operations, Sub-clause 5.03 of the Operating Procedure, is amended as necessary to consider all Authority for Expenditures provided by Operator to Joint-Operator known as Robinson deemed approved.

The parties agree that the penalty for Joint-Operator known as Robinson, with regard to independent wells (Clause 1007 of the Operating Procedure) in relation to the first four wells drilled under the Operating Procedure shall be forfeiture, and for wells other than the first four wells, the penalty will be as described in Schedule "B"

4. AREA OF MUTUAL INTEREST

The parties, in accordance with their Working Interests, hereby agree that an area of mutual interest of one (1) mile surrounding the joint Lands is hereby established and the provisions of Clause 8 of the 1997 Farmout and Royalty Procedure shall apply thereto. The area of mutual interest shall expire on May 30, 2012, unless otherwise mutually agreed to by the parties.

5. ASSIGNMENT PROCEDURE

The Assignment Procedure means the 1993 CAPL Assignment Procedure, including the Notice of Assignment form attached thereto, and is incorporated by reference into this Agreement and shall be deemed to apply as if it had been included as a schedule to this Agreement. The Assignment Procedure shall apply with respect to any assignment of an interest in this Agreement. Notwithstanding Clause 2.02 of the Assignment Procedure, no provision of the Assignment Procedure shall be construed so as to make the Assignee responsible for any obligation or liability which had arisen or accrued prior to the Transfer Date (as defined in the Assignment Procedure).

6. WARRANTY OF TITLE

None of the parties hereto warrant title to its working interest but each party covenants that it has complied with the terms of the Leases to the extent necessary to keep the Leases in full force and effect, and has good right, full power and authority to enter into this Agreement and represents that it has not as of the date hereof received any notice of default in respect thereof.

7. ENCUMBRANCES

(a) No party shall do or cause to be done any act, whereby any of the Leases become terminated, forfeited, or encumbered in any such way as to adversely affect the interests of the other party during the term of this Agreement.

(b) With the exception of those lessor's royalties (and the encumbrances) disclosed by the Parties herein on Schedule "A" ("Encumbrances"), its title to any of the Lands is free and clear of all encumbrances and adverse claims whatsoever created by, through or under such Party.

(c) Except as otherwise set out herein, if the interest of any party in the Lands is now or hereafter shall become encumbered by any royalty, production payment, carried interest or other charge

of a similar nature, other than the royalties as set out under the terms of the Leases covering the Lands, such additional royalty, interest payment or charge shall be charged to and paid entirely by the party whose interest is or becomes thus encumbered.

8. SCHEDULES

The following are attached to and incorporated in this Agreement:

Schedule "A" - Lands and Leases

Schedule "B" - Operating Procedure election and amendment sheet;

9. ENVIRONMENTAL LIABILITY CLAUSE

(a) The parties agree that, for the purposes for Clause 2901 of the Operating Procedure, the phrase "all wells on the joint lands have been abandoned" shall be deemed to include the requirement for remediation of any environmental damage or problems arising due to operations of any nature whatsoever carried out under this Agreement, with such remediation occurring to the standard required by the Regulations and by good industry practice.

(b) Where any environmental problem occurs as a result of operation(s) carried out under this Agreement, the party or parties, to the extent of its participating interest share in the operations(s) creating the environmental problem, will rectify the problem and will be solely responsible for all costs and liability associated therewith notwithstanding that all wells may have been abandoned and the Lands surrendered or expired.

(c) Subject to Article IV of the Operating Procedure, where any such environmental damage or problem arises after termination of this Agreement, the parties shall remain liable for remedial costs and expenses so incurred in accordance with their respective working interests and each party shall indemnify the other parties with respect to the indemnifying party's share thereof. This Clause shall survive termination of this Agreement.

10. GOODS AND SERVICES TAX

(a) Effective as of the Effective Date, the parties to this Agreement hereby elect to jointly have the Operator or any successor to the initial Operator, account for the Canadian Goods and Services Tax ("GST") in the course of any joint venture activity attributable to the electing participants and parties to this Agreement pursuant to subsection 273(1) of the Excise Tax Act.

(b) For the purposes of subsection 273(1) of the Excise Tax Act, this Agreement covers any marketing arrangements between the Operator and the other parties, wherein the Operator agrees to market product on behalf of such other parties.

11. LIMITATIONS

The two (2) year period for seeking a remedial order under Section 3(1)(a) of the Limitations Act. R.S.A. 2000c. L-12, as amended, ("the Act"), for any claim (as defined in the Act) arising in connection with this Agreement is extended to:

(a) For claims disclosed by audit, two (2) years after the time this Agreement permitted that audit to be performed: or

(b) For all other claims, four (4) years.

12. SPECIAL PROVISIONS

(a) Any credits, incentives or grouping rights obtained from the Crown (excluding any Royalty Tax Credits) pursuant to any law, statute, rule, order or Regulation of the Province of British Columbia or Dominion of Canada, on account of any operations conducted on the Joint Lands or the Title Documents will be shared by the Parties in proportion to the interests in which they participate in such operation.

(b) Other than as aforesaid in Clause 3 herein, at any time during the term of this Agreement a Party who wishes to construct or participate in the construction of any plant or facilities, including pipelines, for the treating, processing or transportation of petroleum substances produced from the Joint Lands ("Proposing Party"), shall afford to each other Party an opportunity to participate in such project. The Proposing Party shall provide to the other Parties the background information that is reasonably required for the other Parties to evaluate the project and make an informed decision regarding participation in the project. The Parties recognize that, until a proposal is made, it is not possible to determine the terms of such participation; however, each Party agrees that it will act in good faith in carrying out the terms of this provision.

(c) For the term of 5 years from the date of this Agreement, Joint-Operator known as Robinson is subject to Sub-clause 2401B of the Operating Procedure in favour of the Operator, with regard to any disposition of all or a portion of its working interest in this Agreement and the Joint Lands.

13. ENUREMENT

This Agreement shall enure to the benefit of the parties hereto and their respective successors, administrators, receivers, receiver-managers, trustees and permitted assigns.

14. EFFECTIVE DATE

This Agreement shall be effective as of June 1, 2009.

15. ADDRESSES FOR NOTICES

The address for service of notice for the parties pursuant to Clause 2202 of the Operating Procedure shall be as follows:

DEJOUR ENERGY (ALBERTA) LTD.	**JOHN JAMES ROBINSON**
690, 400 – 5th Avenue SW Calgary, Alberta T2P 0L6	1698 – 64th Avenue West Vancouver, British Columbia V6P 2P1

16. COUNTERPART EXECUTION

This Agreement may be executed by the parties in as many counterparts as are required and all counterparts together shall constitute one Agreement.

17. MISCELLANEOUS

(a) The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

(b) Whenever the plural or masculine or neuter is used in this Agreement the same shall be construed as meaning singular or feminine or body politic or corporate and vice versa where the context so requires.

(c) If any term or condition of this Agreement conflicts with a term or condition of any of the Leases, then such term or condition in the Leases shall prevail and this Agreement shall be deemed to be modified accordingly. If any term or condition of this Agreement conflicts with any term or condition of the Operating Procedure, then such term or condition in this Agreement shall prevail and the Operating Procedure shall be deemed modified accordingly.

(d) The Schedules attached hereto are incorporated into and form a part of this Agreement. In case of any inconsistencies between the body of this Agreement and the Schedules, the body of this Agreement shall in each and every instance prevail.

(e) The parties agree that this Agreement will supersede all other agreements, either verbal or written, with respect to the said Leases and the said Lands.

(f) The parties agree that this Agreement shall for all purposes be construed and interpreted according to the laws of the Province of Alberta and that the courts having jurisdiction with respect to any matter or thing arising directly or indirectly relating to this Agreement, the Schedules attached or the relationship between the parties, shall be the courts of the said Province, to the jurisdiction of which courts the parties by their execution of this Agreement do hereby submit.

(g) The terms of this Agreement express and constitute the entire Agreement between the parties and no implied covenant or liability of any kind on the part of the parties is created or shall arise by reason of these presents or anything contained in this Agreement.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement as of the day and year first above written.

DEJOUR ENERGY (ALBERTA) LTD.	**JOHN JAMES ROBINSON**
______________________________	______________________________
Robert L. Hodgkinson, Director	Name:
	Title:

SCHEDULE "A"

Attached to and forming part of a Joint Operating Agreement dated June 10, 2009 made between Dejour Energy (Alberta) Ltd. and John James Robinson

Area Name	Leases	Legal Description	Partner	WI BPO/APO	Encumbrances
Drake, BC	52769	94-H-1 Blk L Units 14,15,24,25 All PNG	Dejour Robinson	97%/58.2% 3%/1.8%	Crown 1/23.8365 (5-15%)oil & 15% gas payable to Dav-Jor on 80%, Paradise on 20% conv APO Earning Wells: a-14-L & d-24-L/94-H-1 (w/PO)
Drake, BC	52770	94-H-1 Blk L Units 16,17,26,27 All PNG	Dejour Robinson	89.24% 2.76%	Crown non-conv 1/23.8365 (5-15.625%)oil & 15.625%gas on 32%WI payable to Dav- Jor Earning Wells: a-16-L & a-26-L/94-H-1 (no PO)
Woodrush, BC	59627	94-H-1 Blk E Units 78,79,88,89 All PNG	Dejour Robinson	97% 4%	Crown
Woodrush, BC	59628	94-H-1 Blk E Units 80,90 94-H-2 Blk H Units 71, 81 All PNG	Dejour Robinson	97% 3%	Crown Well: a-80-E/94-H-1
Woodrush, BC	59629	94-H-1 Blk E Unit 100 94-H-1 Blk L Unit 10 94-H-2 Blk H Unit 91 94-H-2 Blk I Unit 1 All PNG	Dejour Robinson	97% 3%	Crown Well: d-91-H/94-H-2

SCHEDULE "B"

Attached to and forming part of a Joint Operating Agreement dated June 10, 2009 made between

Dejour Energy (Alberta) Ltd. and John James Robinson

1990 CAPL OPERATING PROCEDURE

ARTICLE	CLAUSE	ELECTION
III	311 - Insurance	_B_
VI	604 - Marketing Fee	_A_ If Alt. B then (a) in the case of petroleum, ______% or $______/$m^3$ (b) in the case of natural gas, ______% or $______/$10^3m^3$ (c) in the case of natural gas liquids and substances other than petroleum and natural gas (but not including sulphur), ______% or $______/$m^3$; and (d) in the case of sulphur, ______% or $______/t.
IX	903 - Party Participation	_A_ as amended in Clause 3 of the Head Agreement
X	1007-Penaltyfor Independent Well	_500_ - Development _500_ - Exploratory And as amended in Clause 3 of the Head Agreement
	1010 - Title Preserving Well	_365_ days
XXIV	2401 - Right to Assign, Sell, Dispose	_A_, as amended in Clause 12(c) of the Head Agreement
	2404 - Recognition Upon Assignment	Deleted in its entirety and replaced with 1993 CAPL Assignment Procedure.

1996 PASC ACCOUNTING PROCEDURE

105. **Operating Fund:** _10_ %

110. **Approvals:** _2_; from __________; ________________ percent (_65_ %)

112. **Expenditure Limitations:**
(a) excess of ____ dollars ($_25,000_)
(c) excess of ____ dollars ($_25,000_)

202. **Employee Benefits:**
(b) exceed __________ percent (_22_ %)

213. **Camp and Housing:**
(b) shall ________/shall not _X_

216. **Warehouse Handling:**
five percent (5%)

221. **Allocation Options: (omitted)**

302. **Overhead Rates:**

(a) Exploration Project __________ percent (_______%)

OR

(1) _five____ percent (__5__%); ____________________________ dollars ($_50,000__)
(2) _three___ percent (__3__%); ____________________________ dollars ($_100,000)
(3) _one____ percent (__1__%) of cost exceeding the sum (1) and (2)

(b) Drilling of a well __________ percent (_______%)

OR

(1) __three ___ percent (__3__%); ____________________________ dollars ($_50,000_)
(2) __two ____ percent (__2__%); ____________________________ dollars ($_100,000)
(3) __one ____ percent (__1__%)

(c) Initial Construction __________ percent (_______%)

OR

(1) __five____ percent (__5__%); ____________________________ dollars ($_50,000_)
(2) __three___ percent (__3__%); ____________________________ dollars ($_100,000)
(3) __one____ percent (__1__%)

(d) Construction Project __________ percent (_______%)

OR

(1) __five___ percent (__5__%); ____________________________ dollars ($_50,000_)
(2) __three__ percent (__3__%); ____________________________ dollars ($_100,000)
(3) __one___ percent (__1__%)

(e) Operation and Maintenance:

(1) _________ percent (_______%) of cost; and/or
(2) per producing well per month dollars ($_300.00_____)
(3) ____________________________ dollars ($______________)
Subclause 302(e)(2) and 302(e)(3) hereof shall _________/shall not __X___be adjusted each July

406. **Dispositions:** ____________________________ dollars($__25,000_)

SCHEDULE "E"

Attached to and made part of an Asset Purchase and Sale Agreement dated June 10, 2009 between Dejour Energy (Alberta) Ltd. and John James Robinson

TRUST AGREEMENT

THIS AGREEMENT made as of the 10th day of June, 2009

BETWEEN:

DEJOUR ENERGY (ALBERTA) LTD. a body corporate, having an office in the City of Calgary, in the Province of Alberta

(hereinafter called the "Trustee")

- and -

JOHN JAMES ROBINSON, an individual, residing in the City of Vancouver, in the Province of British Columbia

(hereinafter called, the "Beneficiary")

WHEREAS the Trustee is the beneficial owner of an undivided working interest in the title documents set forth and described in Schedule "A" (the "Title Documents");

WHEREAS the Trustee acknowledges that it holds in trust for the Beneficiary an undivided working interest in the Title Documents acquired by the Beneficiary by way of an assignment under the Asset Purchase and Sale Agreement dated June 10, 2009 between Trustee and John James Robinson as outlined in Schedule "A" (the "Undivided Working Interest") insofar as they relate to the lands more particularly set forth and described in Schedule "A" (the "Lands"); and

WHEREAS the Trustee has agreed to hold the Undivided Working Interest of the Beneficiary in trust subject to the terms and conditions hereinafter set forth.

THE PARTIES HERETO AGREE AS FOLLOWS:

1. In consideration of the sum of one Dollar ($1.00) and other valuable consideration paid by the Beneficiary to the Trustee, the receipt and sufficiency of which is acknowledged by the Trustee, the Trustee agrees that it holds and will hold the Undivided Working Interest in the Lands and the Title Document in trust for the Beneficiary on the terms and conditions described in this Trust Agreement.

2. By this Trust Agreement, the Trustee does not purport to hold in trust for the Beneficiary any better title or interest than it now holds and Trustee does not, either expressly or by implication, warrant or

guarantee title to the interest held for the Beneficiary.

3. The Trustee will not assign, transfer, encumber, alienate or in any way dispose of the Trustee's obligations under this Agreement without the Beneficiary's prior written consent, which consent may not be unreasonably withheld or delayed.

4. The Trustee will not assign, transfer, encumber, alienate or in any way dispose of the Beneficiary's Undivided Working Interest without the Beneficiary's prior written consent.

5. The Beneficiary shall remit directly to the "Lessor" under the Title Documents the royalty payable in respect of the Undivided Working Interest and shall provide the "Lessor" under the Title Documents and the Trustee with any information required to be maintained by the "Lessee" under the Title Documents as such information pertains to the Lands and to the Beneficiary.

6. The Beneficiary agrees to pay or to assume responsibility for its proportionate share of all taxes, encumbrances and other levies or obligations which may arise or be payable with respect to the Undivided Working Interest, or the production obtained therefrom or attributable thereto. The Trustee shall not by this Trust Agreement be obligated to drill any wells, conduct any operations, post any deposits or apply for continuation of the Title Documents.

7. The Beneficiary expressly acknowledges that in all matters relating to the Undivided Working Interest prior to the execution of this Trust Agreement, the Trustee has been acting as trustee for and the duly authorized agent on behalf of the Beneficiary and the Beneficiary hereby expressly ratifies, adopts and confirms all acts or omissions made or done by the Trustee which shall for such purposes be construed as having been made or done by the Beneficiary.

8. The Beneficiary covenants and agrees with the Trustee to be liable to the Trustee for, and in addition, to indemnify and save harmless the Trustee and its directors, officers, employees and agents from and against, any and all liability, loss, costs, claims, damages and expenses including without limitation, all penalties, fines, court costs, legal costs (on a solicitor and his own client basis), lessor royalties, accountant and other professional expenses, claims or damages whatsoever arising as a result of the Trustee holding the Undivided Working Interest in trust, unless caused by the gross negligence or willful misconduct of the Trustee or its agents.

9. Any assignment of interest in this Trust Agreement shall be made in accordance with the 1993 CAPL Assignment Procedure (the "Assignment Procedure") which is incorporated by reference into this Agreement and will be deemed to apply as if it had been attached as a Schedule hereto. Notwithstanding Clause 2.02 of the Assignment Procedure, no provision of the Assignment Procedure shall be construed so as to make any "Assignee" (as such term is defined under the Assignment Procedure) responsible for any obligation or liability that had arisen or accrued prior to the "Transfer Date" (as such term is defined under the Assignment Procedure).

10. Any service of notice under this Trust Agreement shall be made in accordance with the Assignment Procedure and submitted to the addresses shown below:

Trustee	Beneficiary
Dejour Energy (Alberta) Ltd. 690, 400 – 5 Avenue, S.W. CALGARY, Alberta T2P 0L6 Attention: Land Department	**John James Robinson** 1698 – 64th Avenue West Vancouver, British Columbia V6P 2P1

The Trustee covenants and agrees that it shall from time to time and at all times hereafter at the request of the Beneficiary, execute such further assurances and do all further acts as may be reasonably required to carry out the terms of this Trust Agreement.

11. The Effective Date of this Trust Agreement shall be June 1, 2009.

12. This Trust Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13. This Trust Agreement supersedes all other trust agreements between the parties with respect to the Title Documents and the Lands.

14. This Trust Agreement contains the entire agreement between the parties and there are no representations, warranties or agreements collateral or otherwise other than as expressed herein.

15. This Trust Agreement may be executed by the parties in as many counterparts as are required and all counterparts together shall constitute one agreement.

16. This Trust Agreement may only be amended by written instrument executed by both parties hereto.

IN WITNESS WHEREOF the parties hereto have caused this Trust Agreement to be executed as of the day and year first above written.

DEJOUR ENERGY (ALBERTA) LTD.	JOHN JAMES ROBINSON
(Trustee)	(Beneficiary)
Robert L. Hodgkinson, Director	Name: Title:

SCHEDULE "A"

Attached to and Forming Part of the Trust Agreement Dated June 10, 2009
Between Dejour Energy (Alberta) Ltd., as Trustee,
and John James Robinson, as Beneficiary

Title Documents	Lands	Beneficiary's Collective Undivided Working Interest
BC Crown Lease 52769	94-H-1 Blk L Units 14,15,24,25 All PNG	BPO: 3% APO: 1.8%
BC Crown Lease 52770	94-H-1 Blk L Units 16,17,26,27 All PNG	2.76%
BC Crown Lease 59627	94-H-1 Blk E Units 78,79,88,89 All PNG	3%
BC Crown Lease 59628	94-H-1 Blk E Units 80,90 94-H-2 Blk H Units 71,81 All PNG	3%
BC Crown Lease 59629	94-H-1 Blk E Unit 100 94-H-1 Blk L Unit 10 94-H-2 Blk H Unit 91 94-H-1 Blk I Unit 1 All PNG	3%